UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 24, 2007

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360
150 South Fifth Street
Minneapolis, MN 55402
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code  (612) 333-0021

(Former Name or Former Address, if Changed Since Last Report)  n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 24, 2007, Mesaba Aviation, Inc. (“Mesaba”) and Northwest Airlines, Inc. (“Northwest”) closed on their Stock Purchase and Reorganization Agreement (the “SPRA”), and Mesaba exited bankruptcy as a wholly-owned subsidiary of Northwest.  Under the SPRA, Northwest allowed Mesaba a claim of $145 million in Northwest’s own bankruptcy case, in exchange for Mesaba filing a plan of reorganization under which all of the stock of the newly reorganized Mesaba would be issued to Northwest.  Mesaba’s bankruptcy claim against Northwest was subsequently sold to Goldman Sachs for approximately $125 million, the proceeds of which will be placed in a liquidating trust and distributed to Mesaba’s creditors.

Pursuant to MAIR Holdings, Inc.’s (“MAIR”) separate agreement with Northwest, Northwest assigned its $7.3 million allowed claim in Mesaba’s bankruptcy case to MAIR.  Mesaba’s bankruptcy court has also approved a separate claim for MAIR in an amount of up to approximately $6.2 million.  Accordingly, MAIR’s claim in Mesaba’s bankruptcy case will total as much as $13.5 million, and MAIR expects to share in distributions made to Mesaba’s creditors from the liquidating trust.  In addition, to the extent the bankruptcy claims against Mesaba total less than $125 million, MAIR may receive an equity distribution after all of Mesaba’s creditors have been paid in full.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2007	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel and Secretary

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